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                                  Exhibit 99.1

                                TRUEVISION, INC.

                          COMPENSATORY WARRANT FOR THE
                       PURCHASE OF SHARES OF COMMON STOCK


No. CW-1                                                       November 10, 1994


     TRUEVISION, INC., a Delaware corporation (the "COMPANY"), hereby certifies that, for value received, LOUIS J. DOCTOR (the "HOLDER"), is entitled, on the terms set forth below, to purchase from the Company, on or before the Expiration Time (as defined in Section 14 below) four hundred thousand (400,000) shares of Common Stock of the Company at a price of Two Dollars and Seventy-Five Cents ($2.75) per share, subject to adjustment as provided below (the "EXERCISE PRICE"). This warrant is part of the compensation paid by the Company to the Holder in consideration for his services as President and Chief Executive Officer of the Company and is intended to comply with the requirements for registration under the Securities Act of 1933, as amended, on a Form S-8 Registration Statement.

     1.   EXERCISE OF WARRANT.

          1.1 GENERAL. On January 1, 1995, one hundred thousand (100,000) of the shares subject to this Warrant shall become exercisable. The remaining three hundred thousand (300,000) shares subject to this Warrant shall become exercisable at the rate of 6,666.67 per month. In addition, upon a Change of Control (as defined below) of the Company all shares subject to this Warrant shall become exercisable. "Change of Control" means the occurrence of any of the following events: (a) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total voting power represented by the Company's then outstanding voting securities; or (b) a change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (as defined below); or (c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such a merger or consolidation; or (d) a complete liquidation of the Company; or (e) an agreement by the Company for the sale or disposition by the Company of all or substantially all of the Company's assets. "Incumbent Directors" shall mean directors who are either (i) directors of the Company as of the date hereof, or
(ii) elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not previously a director whose election or nomination is in connection with an actual or threatened proxy contest to the election of directors to the Company). All shares subject to this Warrant must be exercised prior to the Expiration Time (as defined in Section 14 below). The Holder may exercise any shares then exercisable by surrendering this Warrant to the Company at its principal office, with a duly executed Subscription Form (in substantially the form attached hereto), together with payment of the sum obtained by multiplying the number of shares of Common Stock to be purchased by


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the Exercise Price then in effect.  Promptly after such exercise, the Company shall issue and deliver to or upon the order of the Holder a certificate or certificates for the number of shares of Common Stock issuable upon such exercise, and the Company will pay all issue or transfer taxes in connection with the issue thereof. To the extent permitted by law, this Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided herein, even if the Company's stock transfer books are at that time closed, and the Holder shall be treated for all purposes as the holder of record of the Common Stock to be issued upon such exercise as of the close of business on such date. Upon any partial exercise, the Company will issue to or upon the order of the Holder a new Warrant for the number of shares of Common Stock as to which this Warrant has not been exercised.

          1.2 NET ISSUE EXERCISE. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the Common Stock subject to this Warrant is greater than the Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Form of Subscription and notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

          X = Y (A-B)
              -------
                A

     Where     X =  the number of shares of Common Stock to be issued to the
                    Holder

                    Y = the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

                    A = the fair market value of one share of the Common Stock (at the date of such calculation)

                    B = Purchase Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value of one share of Common Stock shall be the current market price of the Company's Common Stock. The "CURRENT MARKET PRICE" per share of Common Stock on any date is the Quoted Price of the Common Stock on the last trading day prior to the exercise date. The "QUOTED PRICE" of the Common Stock is the last reported sales price of the Common Stock as reported on the Nasdaq National Market ("NMS"), or the primary national securities exchange on which the Common Stock is then quoted; PROVIDED, HOWEVER, that if the Common Stock is neither traded on the NMS nor on a national securities exchange, the price referred to above shall be the price reflected on Nasdaq, or if the Common Stock is not then traded on Nasdaq, the price reflected in the over-the counter market as reported by the National Quotation Bureau, Inc. or any organization performing a similar function.

     2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of shares of Common Stock subject to this Warrant shall be subject to adjustment from time to time as follows:

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          2.1  ADJUSTMENT FOR CHANGE IN CAPITAL STOCK.  If at any time the
Company:

               a. pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

               b. subdivides its outstanding shares of Common Stock into a greater number of shares;

               c. combines its outstanding shares of Common Stock into a smaller number of shares;

               d. makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

               e. issues by reclassification of its Common Stock any shares of its capital stock;

then the Exercise Price in effect immediately prior to such action shall be adjusted so that the Holder may receive upon exercise of the Warrant and payment of the same aggregate consideration the number of shares of capital stock of the Company which the Holder would have owned immediately following such action if the Holder had exercised the Warrant immediately prior to such action.

     The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

          2.2 RECLASSIFICATION, REORGANIZATION, CONSOLIDATION OR MERGER. In the event of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company (other than a reclassification, subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or in the event of any consolidation or merger of the Company with or into another corporation (other than a merger in which the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock issuable upon exercise of this Warrant) or in the event of any sale, lease, transfer or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the Company shall cause effective provisions to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale, lease, transfer or conveyance by a holder of the number of shares of Common Stock that might have been received upon exercise of this Warrant immediately prior to such reclassification, capital reorganization, change, consolidation, merger, sale, lease, transfer or conveyance. Any such provision shall include provisions for adjustments in respect of such shares of stock and other securities and property that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Section 2.2 shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, transfers or conveyances. In the event that in connection with any such capital reorganization, or reclassification, change, consolidation, merger, sale, lease, transfer or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for, or of, a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock

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covered by the provisions of Section 2.1 above.

          2.3 MINIMAL ADJUSTMENTS. No adjustment in the Exercise Price and/or the number of shares of Common Stock subject to this Warrant need be made if such adjustment would result in a change in the Exercise Price of less than One-Tenth of One Cent ($.001) (the "ADJUSTMENT THRESHOLD AMOUNT") or a change in the number of subject shares of less than one (1) share. Any adjustment which is less than the Adjustment Threshold Amount and not made shall be carried forward and shall be made, together with any subsequent adjustments, at the time when
(a) the aggregate amount of all such adjustments is equal to at least the Adjustment Threshold Amount or (b) the Warrant is exercised.

          2.4 DEFERRAL OF ISSUANCE OR PAYMENT. In any case in which an event covered by this Section 2 shall require that an adjustment in the Exercise Price be made effective as of a record date, the Company may elect to defer until the occurrence of such event (i) issuing to the Holder, if this Warrant is exercised after such record date, the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise over and above the shares of Common Stock or other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment, and (ii) paying to the Holder by check any amount in lieu of the issuance of fractional shares pursuant to Section 5.

          2.5 WHEN NO ADJUSTMENT REQUIRED. No adjustment need be made for a change in the par value or no par value of the Common Stock. To the extent the Warrants become exercisable into cash, no adjustment need be made thereafter as to the cash, and interest will not accrue on the cash.

          2.6 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 2, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. The Company shall, upon written request at any time of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth (a) such adjustments and readjustments, (b) the then effective Exercise Price and number of shares of Common Stock subject to the Warrant, and (c) the then effective amount of securities (other than Common Stock) and other property, if any, which would be received upon exercise of the Warrant.

     3. RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company on any matters or with respect to any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares of Common Stock purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised in accordance with its terms.

     4. NO IMPAIRMENT. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment.

     5. NO FRACTIONAL SHARES. No fractional share shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such

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fraction a sum in cash equal to the current market value of the fractional share. The current market value of a fraction of a share is determined by multiplying the current market price of a full share by the fraction of a share, rounded to the nearest cent.

     6. RESERVATION OF STOCK ISSUABLE ON EXERCISE OF WARRANT. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, all such shares of Common Stock or other shares of capital stock, from time to time issuable upon the exercise of this Warrant. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of this Warrant, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. All shares that may be issued upon exercise of the rights represented by this Warrant and payment of the Exercise Price, all as set forth herein, will be free from all taxes, liens and charges in respect of the issue of such shares (other than taxes in respect of any transfer occurring contemporaneously with such exercise and payment or otherwise specified herein). All such shares shall be duly authorized and when issued, sold and delivered in accordance with the terms of the Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer set forth in this Warrant and applicable state and federal securities laws.

     7. NOTICES OF RECORD DATE. Upon (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any transfer of all or substantially all the assets of the Company to any other person, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Holder at least ten (10) days, or such longer period as is required by law, prior to the record date, a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other capital stock at that time receivable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

     8.   TERMINATION, DISABILITY OR DEATH OF HOLDER.

          8.1 TERMINATION OF STATUS AS AN EMPLOYEE. In the event of termination of the Holder's Continuous Status as an Employee (as defined below), the Holder may, but only within thirty (30) days (or such other period of time as is determined by the Company's Board of Directors) after the date of such termination (but in no event later than the Expiration Time), exercise the Warrant to the extent that the Holder was entitled to exercise it at the date of such termination. To the extent that the Holder was not entitled to exercise the Warrant at the date of such termination, or if the Holder does not exercise the Warrant (which the Holder was entitled to exercise) within the time specified herein, the Warrant shall terminate. "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an employee of the Company. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Company's Board of Directors; provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.


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          8.2  DISABILITY OF THE HOLDER.  Notwithstanding the provisions of
Section 8.1 above, in the event of termination of the Holder's Continuous Status as an Employee as a result of the Holder's total and permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), the Holder may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Company's Board of Directors) from the date of such termination (but in no event later than the Expiration Time), exercise the Warrant to the extent the Holder was entitled to exercise it at the date of such termination. To the extent that the Holder was not entitled to exercise the Warrant at the date of termination, or if the Holder does not exercise the Warrant (which the Holder was entitled to exercise) within the time specified herein, the Warrant shall terminate.

          8.3  DEATH OF THE HOLDER.  In the event of the death of the Holder:

               (a) during the term of the Warrant who is at the time of his death an employee of the Company and who shall have been in Continuous Status as an Employee since the date of issuance of the Warrant, the Warrant may be exercised, at any time within six (6) months (or such other period of time as is determined by the Company's Board of Directors) following the date of death (but in no event later than the Expiration
     Time), by the Holder's estate or by a person who acquired the right to exercise the Warrant by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Holder continued living and remained in Continuous Status as an Employee six (6) months (or such other period of time as is determined by the Company's Board of Directors) after the date of death; or

               (b) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Company's Board of Directors) after the termination of the Holder's Continuous Status as an Employee, the Warrant may be exercised, at any time within six (6) months (or such other period of time as is determined by the Company's Board of Directors) following the date of death (but in no event later than the Expiration Time), by the Holder's estate or by a person who acquired the right to exercise the Warrant by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

     9. EXCHANGES OF WARRANT. Upon surrender for exchange of this Warrant (in negotiable form, if not surrendered by the Holder named on the face hereof) to the Company at its principal office, the Company, at its expense, will issue and deliver a new Warrant or Warrants calling in the aggregate for the same number of shares of Common Stock, in the denomination or denominations requested, to or on the order of such Holder upon payment by such Holder of any applicable transfer taxes.

     10. REPLACEMENT OF WARRANT. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in such reasonable amount as the Company may determine, or (in the case of mutilation) upon surrender and cancellation hereof, the Company, at its expense, shall issue a replacement.

     11. NOTICES. All notices and other communications from the Company to the Holder shall be mailed by overnight courier or by first-class, registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last Holder who has furnished an address to the Company in writing. Notice shall be deemed given one (1) day after deposit with an overnight courier service, three (3) days after deposit in the mails as aforesaid or upon delivery if personally delivered.


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     12.  MODIFICATION; WAIVER.  Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     13. HEADINGS. The headings in this Warrant are for purposes of convenience of reference only, and shall not be deemed to constitute a part hereof.

     14. GOVERNING LAW. This Warrant shall be construed in accordance with and governed by the laws of the State of California as applied to contracts entered into between California residents and to be performed entirely in the State of California.

     15. EXPIRATION TIME. This Warrant will be wholly void and of no effect after 5:00 p.m. (San Francisco time) November 9, 2004 (the "EXPIRATION TIME").

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     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and delivered on the date first set forth above.

                              TRUEVISION, INC.



                              By: /s/ R. John Curson
                                  ---------------------------------------------
                                   R. John Curson
                                   Senior Vice President,
                                   Chief Financial Officer and
                                   Secretary